Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003
www.Belden.com
News Release

From:	Belden Investor Relations
314.854.8054
Belden Announces First Quarter 2009 Results
First Quarter 2009 Highlights
•	Adjusted net income per diluted share was $0.16 in the quarter.

•	Free cash flow for the first quarter, excluding restructuring related severance payments of $22.8 million, was $25.9 million.

•	First quarter adjusted operating margin was 4.9 percent. Excluding the wireless segment, adjusted operating margin was 7.7 percent.

•	The Company opened its new manufacturing facility in Suzhou, China, its largest facility outside of North America.

•	Revenue and EPS, adjusted for certain items, for the second quarter of 2009 are expected to be between $340 million and $350 million and $0.25 and $0.30 per share, respectively.
St. Louis, Missouri — Wednesday, April 29, 2009 — Belden (NYSE:BDC), a leader in the design, manufacture, and marketing of signal transmission solutions for industrial automation, data networking, and a wide range of specialty electronics markets, today announced results of its 2009 fiscal first quarter.
First Quarter 2009 Results
The Company reported first quarter 2009 revenue of $328.5 million and an operating loss of $37.6 million, compared to revenue and operating income of $511.8 million and $26.6 million in the first quarter of 2008, respectively. The Company reported a net loss of $32.5 million, or ($0.70) per diluted share, down from net income of $12.9 million, or $0.27 per diluted share, in the prior year period. The current quarter’s revenue included $19.0 million of unfavorable currency translation as compared to the prior year first quarter. Cash flow from operations was $12.6 million during the quarter, and net of capital expenditures was $3.1 million.
During the quarter, Belden recorded pre-tax non-cash asset impairment charges of $24.7 million, pre-tax severance charges of $25.9 million, and other pre-tax costs of $4.6 million, all of which were associated with the 2008 global restructuring plan and its new first quarter actions. In the first quarter of 2008, the Company incurred pre-tax charges of $25.2 million for severance, asset impairment, and other costs associated with restructuring actions in North America and Europe.

Adjusted for these items, operating income in the first quarter of 2009 was $16.1 million or 4.9 percent of revenue, compared to $51.3 million or 10.0 percent a year ago. Adjusted net income per diluted share was $0.16 in the quarter, compared to $0.67 in the first quarter of 2008. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
“Despite an economic environment generally as challenging as we expected, we are pleased with the overall performance of our business,” said John Stroup, President and Chief Executive Officer of Belden. “However, the environment in Europe has proven to be more demanding than initially expected. Accordingly, we are taking additional actions to size our business for what we expect to be a longer period of economic weakness.”
New First Quarter 2009 Restructuring Activities
During the quarter, the Company announced the following restructuring actions which resulted in non-cash asset impairment of $21.2 million pre-tax and severance of $13.8 million pre-tax:
•	The closure of connector manufacturing facilities in Germany and the transfer of their production to facilities in Eastern Europe.

•	The departure of Wolfgang Babel, the former President of Belden Europe, Middle East and Africa (EMEA). John Stroup, President and Chief Executive Officer of Belden will lead the EMEA business segment until a permanent replacement is found.
Stroup commented, “Although we expect the economy to remain challenging throughout the year, we are off to a strong start on our cost reduction programs. As a result of the hard work of our associates around the globe, we continue to make investments in our Lean enterprise and organic growth strategic initiatives.”
Credit Facility Amendment
During the quarter the Company amended its $350 million senior secured revolving credit facility. In general, the amendment changed the definition of EBITDA used in the computation of the 3.5 gross debt-to-EBITDA leverage ratio covenant in the agreement and increased the cost of borrowings under the facility by 100 basis points.
The amendment provides the Company with additional flexibility in managing liquidity through the weaker global demand in its served markets. This action, in conjunction with the Company’s strong cash generation capacity and its $224.4 million cash on hand, provides the Company with the liquidity necessary to implement its long-term strategies.
Outlook
The Company expects second quarter revenue and EPS, excluding the impact of the deferral of revenues and cost of goods sold with respect to its wireless segment and the impact of charges associated with already announced restructuring actions, to be between $340 million and $350 million and $0.25 and $0.30 per share, respectively.
“While still difficult, we have seen some stabilization in our markets, and we expect our channel partners to continue carefully managing their inventory levels as we jointly work our way through this difficult period.”
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. The current global economic slowdown has adversely affected our results of operations and may continue to do so. Turbulence in financial markets may increase our borrowing costs. Some additional factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
Sending All the Right Signals — from industrial automation to data centers, from broadcast studios to aerospace, from cutting-edge wireless communications to consumer electronics, Belden people are committed to delivering the best signal transmission solutions in the world. Belden associates work in copper cable, fiber, wireless technology, connectors, switches and active components to bring voice, video and data to your mission-critical application. With 2008 revenue of $2.0 billion, Belden has manufacturing capability in North America, Europe and Asia. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.

Contact:
Belden Investor Relations
314-854-8054

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 29, 2009	March 30, 2008
	(In thousands, except per share amounts)
Revenues	$328,512	$511,826
Cost of sales	(244,319)	(366,009)

Gross profit	84,193	145,817
Selling, general and administrative expenses	(76,697)	(95,163)
Research and development	(16,555)	(9,071)
Amortization of intangibles	(3,865)	(2,552)
Asset impairment	(24,723)	(11,549)
Loss on sale of assets	—	(884)

Operating income (loss)	(37,647)	26,598
Interest expense	(7,323)	(8,343)
Interest income	364	957
Other income (expense)	(251)	1,168

Income (loss) before taxes	(44,857)	20,380
Income tax benefit (expense)	12,403	(7,495)

Net income (loss)	$(32,454)	$12,885

Weighted average number of common shares and equivalents:
Basic	46,526	44,139
Diluted	46,526	48,377

Basic income (loss) per share	$(0.70)	$0.29

Diluted income (loss) per share	$(0.70)	$0.27

Dividends declared per share	$0.05	$0.05

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
Three Months Ended March 29, 2009	Revenues	Revenues	Revenues	(Loss)
		(In thousands)
Americas	$182,210	$7,991	$190,201	$24,658
Wireless	12,003	—	12,003	(8,322)
EMEA	88,061	12,473	100,534	(43,245)
Asia Pacific	46,238	—	46,238	3,334

Total Segments	328,512	20,464	348,976	(23,575)
Corporate expenses	—	—	—	(8,357)
Eliminations	—	(20,464)	(20,464)	(5,715)

Total	$328,512	$—	$328,512	$(37,647)

Three Months Ended March 30, 2008
Americas	$256,594	$20,360	$276,954	$21,661
Wireless	—	—	—	—
EMEA	161,530	20,898	182,428	16,831
Asia Pacific	93,702	—	93,702	11,287

Total Segments	511,826	41,258	553,084	49,779
Corporate expenses	—	—	—	(13,896)
Eliminations	—	(41,258)	(41,258)	(9,285)

Total	$511,826	$—	$511,826	$26,598

Three Months Ended June 29, 2008
Americas	$278,578	$17,017	$295,595	$48,819
Wireless	—	—	—	—
EMEA	171,688	23,767	195,455	24,398
Asia Pacific	106,037	111	106,148	15,775

Total Segments	556,303	40,895	597,198	88,992
Corporate expenses	—	—	—	(12,327)
Eliminations	—	(40,895)	(40,895)	(10,807)

Total	$556,303	$—	$556,303	$65,858

Three Months Ended September 28, 2008
Americas	$277,235	$13,692	$290,927	$51,076
Wireless	7,792	38	7,830	(8,784)
EMEA	139,489	20,818	160,307	11,674
Asia Pacific	95,978	—	95,978	11,755

Total Segments	520,494	34,548	555,042	65,721
Corporate expenses	—	—	—	(10,824)
Eliminations	—	(34,548)	(34,548)	(7,159)

Total	$520,494	$—	$520,494	$47,738

Three Months Ended December 31, 2008
Americas	$228,840	$10,499	$239,339	$(14,799)
Wireless	5,930	260	6,190	(45,533)
EMEA	104,965	20,156	125,121	(271,282)
Asia Pacific	77,532	—	77,532	(104,910)

Total Segments	417,267	30,915	448,182	(436,524)
Corporate expenses	—	—	—	(37,842)
Eliminations	—	(30,915)	(30,915)	(8,016)

Total	$417,267	$—	$417,267	$(482,382)

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Three Months Ended
	March 29, 2009	March 30, 2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(32,454)	$12,885
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,288	13,758
Share-based compensation	2,020	3,287
Provision for inventory obsolescence	2,548	1,660
Asset impairment	24,723	11,549
Loss on disposal of tangible assets	—	884
Amortization of discount on convertible subordinated notes	—	524
Pension funding in excess of pension expense	(2,318)	(2,650)
Tax deficiency (benefit) related to share-based compensation	1,104	(895)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	40,847	1,091
Inventories	29,497	(3,927)
Deferred cost of sales	228	—
Accounts payable	(31,204)	(8,881)
Accrued liabilities	(18,372)	172
Deferred revenue	(49)	—
Accrued taxes	(11,209)	7,956
Other assets	(2,347)	(1,695)
Other liabilities	(3,679)	(5,026)

Net cash provided by operating activities	12,623	30,692

Cash flows from investing activities:
Capital expenditures	(9,554)	(6,905)
Proceeds from disposal of tangible assets	—	39,140
Cash used for other investing activities	(18)	(61)

Net cash provided by (used for) investing activities	(9,572)	32,174

Cash flows from financing activities:
Cash dividends paid	(2,373)	(2,251)
Debt issuance costs	(1,541)	—
Tax benefit (deficiency) related to share-based compensation	(1,104)	895
Payments under share repurchase program	—	(36,298)
Proceeds from exercise of stock options	—	4,300

Net cash used for financing activities	(5,018)	(33,354)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1,003)	7,366

Increase (decrease) in cash and cash equivalents	(2,970)	36,878
Cash and cash equivalents, beginning of period	227,413	159,964

Cash and cash equivalents, end of period	$224,443	$196,842

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow was $3,069 ($12,623 - $9,554) and $23,787 ($30,692 - $6,905) for the three months ended March 29, 2009 and March 30, 2008, respectively.

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 29, 2009	December 31, 2008
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$224,443	$227,413
Receivables	248,393	292,236
Inventories, net	181,228	216,022
Deferred income taxes	19,450	22,606
Other current assets	42,710	34,826

Total current assets	716,224	793,103

Property, plant and equipment, less accumulated depreciation	301,998	324,569
Goodwill	316,719	321,478
Intangible assets, less accumulated amortization	143,621	156,025
Other long-lived assets	51,723	53,388

	$1,530,285	$1,648,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,484	$160,744
Accrued liabilities	152,659	180,801

Total current liabilities	281,143	341,545

Long-term debt	590,000	590,000
Postretirement benefits	121,006	120,256
Deferred income taxes	1,248	4,270
Other long-term liabilities	18,531	21,624
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	584,026	585,704
Retained earnings	72,145	106,949
Accumulated other comprehensive income (loss)	(7,903)	10,227
Treasury stock	(130,414)	(132,515)

Total stockholders’ equity	518,357	570,868

	$1,530,285	$1,648,563

BELDEN INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for certain items including asset impairment, severance charges, revenue deferrals related to our Wireless segment, and gains (losses) recognized on the disposal of certain tangible assets. We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
Three Months Ended March 29, 2009	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)

Revenues	$328,512	$(49)	$328,463

Gross profit	$84,193	$17,895	$102,088
as a percent of revenues	25.6%		31.1%

Operating income (loss)	$(37,647)	$53,727	$16,080
as a percent of revenues	-11.5%		4.9%

Net income (loss)	$(32,454)	$39,712	$7,258
as a percent of revenues	-9.9%		2.2%

Net income (loss) per diluted share	$(0.70)	$0.86	$0.16

Three Months Ended March 30, 2008

Revenues	$511,826	$—	$511,826

Gross profit	$145,817	$3,956	$149,773
as a percent of revenues	28.5%		29.3%

Operating income	$26,598	$24,688	$51,286
as a percent of revenues	5.2%		10.0%

Net income	$12,885	$19,298	$32,183
as a percent of revenues	2.5%		6.3%

Net income per diluted share	$0.27	$0.40	$0.67
Adjustments for the three months ended March 29, 2009 included pre-tax operating charges for severance, asset impairment, and other costs of $25.9 million, $24.7 million, and $3.1 million, respectively, and pre-tax non-operating charges of $1.5 million.
Adjustments for the three months ended March 30, 2008 included pre-tax operating charges for severance, asset impairment, loss on the disposal of certain tangible assets, and other costs of $11.9 million, $11.5 million, $0.9 million, and $0.4 million, respectively, and pre-tax non-operating charges of $0.5 million.